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                                                                  EXHIBIT (c)(4)

19 March, 1999

Mr. Ari Bousbib
Vice President Strategic Planning
United Technologies Corporation
United Technologies Bldg.
Hartford, CT  06101

Dear Mr. Bousbib:

You have expressed interest in pursuing a transaction (the "Transaction") involving the capital stock or assets of International Comfort Products Corporation (the "Company"). You understand that prior to or during the course of negotiations in respect of the Transaction, certain confidential information concerning the Company and/or the Company's affiliates, including, without limitation, the Information Memorandum prepared in connection therewith, may be disclosed to you or your directors, officers, employees, affiliates and advisors (your "Representatives"), either in written form or orally (the "Evaluation Material"). In consideration of the Company agreeing to make the Evaluation Material available to you or your Representatives, you agree as follows:

1. No disclosure of your interest in the Company will be made by you or your Representatives prior to the execution of a definitive, written purchase agreement between you and the Company in respect of the Transaction, except as may be otherwise agreed upon by you and the Company.

2. The fact that the Company is providing Evaluation Material to you, the fact that the parties have had, are having or may have discussions concerning the Transaction, and any negotiations that may occur between you and the Company shall also be deemed Evaluation Material and treated in accordance with the provisions hereof. All Evaluation Material will be held in complete confidence (i.e., using the same degree of care that you use for your own confidential, non-public proprietary information of a similar nature) and, without the Company's prior written consent, will not be disclosed, in whole or in part, to any other person (other than such of your Representatives who need access to any such materials or information for purposes of your evaluating or negotiating the Transaction), nor will any Evaluation Material be used in any way directly or indirectly detrimental to the Company or its affiliates or for any purpose other than your evaluation or negotiation of the Transaction. The term "Evaluation Material" does not include any information:

    (a) which, at the time of disclosure to you or your Representatives, is in the public domain or which after such disclosure comes into the public domain through no fault of you or your Representatives;

    (b) which was available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentially agreement with the Company;
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Mr. Ari Bousib, p. 2


    (c) which, after notifying the Company pursuant to paragraph 5, is required by applicable law or regulatory authority to be disclosed; or

    (d)  which was independently developed by you.

3. You shall be responsible for ensuring that your Representatives adhere to the terms of the undertakings of this agreement as if such persons were original parties hereto.

4. You and your Representatives will, at your option, either destroy or return to the Company upon demand or in the event you cease to be interested in pursuing the Transaction, all Evaluation Material provided to you or your Representatives, including all copies thereof which may have been made by or on behalf of you or your Representatives. You shall destroy, or cause to be destroyed, all notes or memoranda or other stored information of any kind prepared by you or your Representatives relating to the Evaluation Material or negotiations generally.

5. If you or your Representatives become (or if it is reasonably likely that you or they shall become) legally compelled to disclose any Evaluation Material, prompt notice of such fact shall be given to the Company so that appropriate action may be taken by the Company.

6. Without prejudice to any other rights or remedies the Company may have, you acknowledge and agree that money damages may not be an adequate remedy for any breach of this agreement and that the Company may be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this agreement.

7. You acknowledge that, except as may be set forth in a definitive, written purchase agreement in respect of the Transaction, neither the Company nor any of its directors, officers, employees, affiliates or advisors shall have been deemed to make, or shall be responsible for, any representations or warranties, express or implied, with respect to the accuracy or completeness of the Evaluation Material supplied under this agreement. Further, it is acknowledged hereby by you that only those representations and warranties made by the Company in a definitive, written purchase agreement in respect of the Transaction shall have any force or effect.

8. During the period of one year commencing on the date hereof, you shall not solicit or actively seek to hire any person who during such period is employed by the Company, whether or not such person would commit any breach of such person's contract of service in leaving such employment. This provision shall not apply to any general solicitation for employment not specifically targeted at such employee.

9. You agree that until six months from the date of this agreement, you will not without the prior approval of the Board of Directors of the Company (i) acquire or make any proposal to acquire any securities or property of the Company, (ii) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company; (iii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of
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Mr. Ari Bousbib, p. 3


    the Company, (iv) form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company, (v) otherwise and to seek to control or influence the management, Board of Directors or policies of the Company,
    (vi) disclose any intention, plan or arrangement inconsistent with the foregoing or (vii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger. This provision shall not apply to investments in the Company that are made by or through your employee pension fund in the ordinary course and without your specific direction.

10. You acknowledge and confirm that no limitation provided, or statements made, to you or your Representatives prior to, in the course of or for the purpose of negotiations, will constitute an offer by the Company or on the Company's behalf, nor will any such information or statements form the basis of any contract or agreement (including, without limitation, an agreement in principle), to sell the Company or any of its capital stock or assets.

11. You acknowledge that the Company and the Company's advisors shall be free to conduct the process in respect of the Transaction as they in their sole discretion shall determine, including, without limitation, negotiating with any prospective or interested parties.

12. You will maintain contact with the Company at all times only through Credit Suisse First Boston Corporation, the Company's financial advisor, and will not attempt any direct communication with the Company relating to the Transaction without the express permission of Credit Suisse First Boston Corporation.

13. No failure or delay by the Company in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by an officer of the Company or other authorized person on its behalf.

14. The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.
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15. This agreement shall terminate two years from the date hereof.

This agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein.

                                    Very truly yours,

                                    International Comfort Products Corporation

                                    By CREDIT SUISSE FIRST BOSTON
                                    CORPORATION, solely as the Company's
                                    Representative

                                    By:    /s/ David M. Sultan
                                        --------------------------
                                      Name:  David M. Sultan
                                      Title: Director


Accepted and agreed to as of the date hereof:

United Technologies Corporation

By:  /s/ Ari Bousbib
    ------------------------
  Name:   Ari Bousbib
  Title:  Vice President Strategic Planning